445 Pine Avenue, Goleta, CA 93117

FOR IMMEDIATE RELEASE

Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	www.communitywest.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports Net Income of $997,000 for 2008 Q1, an Increase of 21%

Book Value Per Share Increases to $8.62

Goleta, California, April 17, 2008 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported a 21% increase in net income to $997,000, or $.17 per share diluted, for the quarter ended March 31, 2008 (2008 Q1), compared to $826,000, or $.14 per share diluted, for the quarter ended March 31, 2007 (2007 Q1).

Net Interest Income

Net interest income for the comparative quarter ended March 31, 2008 increased by $416,000, primarily because the interest income related to the Company’s net new business exceeded the decline in the net interest margin, which decreased by 40 basis points, to 4.08% for 2008 Q1 from 4.48% for 2007 Q1.

Total interest income for the comparative quarter ended March 31, 2008 increased by $963,000.  A $1,733,000 increase is attributed to the strong comparative growth in interest-earning assets, primarily in the commercial lending, SBA and manufactured housing portfolios; and, is partially offset by a $770,000 decrease attributed to lower interest rates.

Interest expense on deposits for the comparative three-month period increased by $383,000.  A $662,000 increase is attributed to interest-bearing deposit growth and is partially offset by a $279,000 decrease attributed to lower interest rates.  Interest expense on borrowings increased $164,000, which represents a $233,000 increase related to volume offset by $69,000 attributed to lower interest rates.

Provision for Loan Losses

The Company recorded a higher comparable loss provision for 2008 Q1, reflecting management’s assessment of credit risk for the Company.  However, the non-performing loans decreased from $15.5 million at December 31, 2007 to $11.2 million at March 31, 2008.

Non-Interest Income and Non-Interest Expenses

Non-interest income increased by $239,000 from 2007 Q1 compared to 2008 Q1, primarily from an increase in gain on loan sales and higher net loan servicing fee income.

The Company continues to efficiently manage non-interest expenses as the quarterly comparative numbers were essentially unchanged.

BALANCE SHEET

The Company’s total assets increased $18.9 million to $628.8 million at March 31, 2008 compared to $609.9 million at December 31, 2007.  Net loans increased by $17.2 million and combined liquid assets and investment securities increased by a net of $1.0 million.

On the funding side, as of March 31, 2008, deposits increased by $25.7 million while FHLB advances decreased by $10.0 million compared to December 31, 2007.

CAPITAL

As of March 31, 2008, the Company had $50.9 million in total shareholders’ equity, or 8.10% of consolidated total assets, and book value per share was $8.62.

DIVIDEND DECLARED

The Board of Directors announced that they have declared a regular quarterly dividend of $.06 per common share, payable May 16, 2008 to shareholders of record as of the close of business on May 2, 2008.  At this quarterly rate, the annual dividend is equivalent to $.24 per common share.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “Carrying over from 2007, we continue to experience numerous challenges in the banking industry with declining interest rates, sustained market turmoil related to several large financial services’ companies, real estate market struggles and economic instability extending down to the consumer.  By remaining focused on the execution of our strategic plan, and the further development of our core competencies, we are pleased to report that, in 2008 Q1, the Company increased earnings by 21% over 2007 Q1 and grew net loans in 2008 by $17.2 million.  In 2008 Q1, to better serve our current customers and assist in attracting new business, we completed the relocation of our downtown Santa Barbara branch to 1501 State Street and opened on March 24, 2008.”

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Arizona, Colorado, Florida, Georgia, Maryland, North Carolina, Ohio, Oregon, South Carolina, Tennessee and Washington.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Quarter Ended March 31,
	2008	2007

Interest income	$12,011	$11,048
Interest expense	5,850	5,303
Net interest income	6,161	5,745
Provision for loan losses	673	285
Net interest income after provision for loan losses	5,488	5,460

Non-interest income	1,414	1,175
Non-interest expenses	5,180	5,199
Income before income taxes	1,722	1,436
Provision for income taxes	725	610

NET INCOME	$997	$826

Earnings per share:
Basic	$0.17	$0.14
Diluted	0.17	0.14

Weighted average shares:
Basic	5,909	5,824
Diluted	5,975	6,030

Selected average balance sheet items

Average assets	$622,725	$535,398
Average gross loans	552,683	468,527
Average deposits	450,575	385,221

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31	December 31
	2008	2007

Cash and cash equivalents	$9,784	$9,289
Interest-earning deposits in other financial institutions	677	778
Investment securities	38,898	38,281
Loans:
Held for sale	118,516	110,415
Held for investment	442,514	433,162
Less: Allowance	(4,704)	(4,412)
Net held for investment	437,810	428,750
NET LOANS	556,326	539,165

Other assets	23,123	22,337

TOTAL ASSETS	$628,808	$609,850

Deposits	$459,453	$433,739
FHLB advances	111,000	121,000
Other liabilities	7,406	4,952
TOTAL LIABILITIES	577,859	559,691

Stockholders' equity	50,949	50,159

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$628,808	$609,850

Shares outstanding	5,910	5,895

Book value per share	$8.62	$8.51

Non-performing loans	$11,241	$15,535